UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 17, 2012

AURASOUND, INC.

 (Exact name of registrant as specified in Charter)

Nevada	000-51543	20-5573204
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

2850 Red Hill Avenue, Suite 100

Santa Ana, California 92705

(Address of Principal Executive Offices)

(949) 829-4000

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On April 17, 2012, the executive management team of Aurasound, Inc. (the “Company”), determined, on its authority, that the Company’s previously filed unaudited condensed consolidated financial statements as of and for the fiscal quarter ended September 30, 2011, as reported in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “Commission”) on November 14, 2011, and as of and for the fiscal quarter ended December 31, 2011, as reported in its Quarterly Report on Form 10-Q filed with the Commission on February 14, 2012, can no longer be relied upon due to a determination that (a) the Company misstated its revenue for the fiscal quarter ended September 30, 2011, due to an understated accrual, and the appropriate adjustment will result in a to be determined reduction in revenue, increase in cost of sales and increase in net loss for such period, and (b) the Company misstated its ending inventory for the fiscal quarter ended December 31, 2011, and the appropriate adjustment will result in a to be determined increase in cost of sales and increase in net loss for such period.

The foregoing errors resulted from the Company’s lack of appropriate controls around inventory management. As a result, the Company intends to amend its Form 10-Q for the fiscal quarter ended September 30, 2011 and its Form 10-Q for the fiscal quarter ended December 31, 2011, to correct the errors to the financial statements contained therein, as described above, as soon as reasonably practicable.

The Company’s principal executive and financial officer and other authorized members of the Company’s executive management team have discussed the matters disclosed in this Item 4.02 with the Company’s independent accountants.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aurasound, Inc.

Date: April 23, 2012	By:	/s/ Harald Weisshaupt
	Name:	Harald Weisshaupt
	Title:	Chief Executive Officer